Exhibit 99.1

5711 S 86TH Circle PO Box 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
February 8, 2007
CONTACT:
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 537-6104
E-Mail: ir@infousa.com
infoUSA® Announces Resignation
of Board Member Martin F. Kahn
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, and email marketing, today announced Martin F. Kahn, a member of the Board of Directors of infoUSA since October 2004, resigned from the Board effective February 2, 2007. Mr. Kahn has taken a new position as Chief Executive Officer of ProQuest CSA, the terms of which prohibit him from serving on the board of any outside public company.
At a Board of Directors meeting on February 2, 2007, the infoUSA board accepted Mr. Kahn’s resignation, fixed the current number of directors at eight, and passed a resolution expressing the appreciation of the Company for Mr. Kahn’s years of service.
“We are sorry to lose Marty as a director, and thank him for serving so well,” said Vin Gupta, infoUSA’s Founder, Chairman and Chief Executive Officer. “We wish him the very best in his new position.”
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.